Exhibit 10.20
Charles River Laboratories International Inc.
251 Ballardvale Street
Wilmington, Massachusetts 01887

January 6, 2026

Birgit Girshick
c/o Charles River Laboratories International Inc.
251 Ballardvale Street
Wilmington, Massachusetts 01887

Re: Appointment to Chief Executive Officer

Dear Birgit:

We are very grateful for your long and distinguished tenure with Charles River Laboratories International, Inc. (the “Company”), including in your current role as the Company’s Chief Operating Officer. The purpose of this letter is to inform you of your appointment to the role of the Company’s Chief Executive Officer, and to outline certain aspects of your compensation in the role of Chief Executive Officer.

1.Employment; Position. It is expected that your service in the role of Company’s Chief Executive Officer will commence May 5, 2026 (the “Effective Date”). In your position as Chief Executive Officer, you will report to the Company’s Board of Directors (the “Board”) and will be the principal officer supervising all of the activities and operations of the Company and all of its subsidiaries. Between the date of this letter and the Effective Date, you will continue to serve as our Chief Operating Officer. In connection with your change in role, you acknowledge and agree that the Company may require you to enter into a nondisclosure and restrictive covenant agreement that includes, among other things, post-employment covenants regarding noncompetition and non-solicitation of customers, suppliers, business relationships and employees.

2.     Compensation and Benefits.

a.Base Salary. Effective as of February 1, 2026, the Company will initially pay you a base salary of $1,200,000 per annum (the “Base Salary”). The Compensation Committee of the Board may review and adjust the Base Salary from time to time and, if so adjusted, the adjusted amount shall be considered the Base Salary for purposes of the Company’s compensation plans. In no event shall the base salary ever be reduced while in this role.

b.     Other Compensation. As Chief Executive Officer, you will continue to be eligible for annual incentive EICP compensation and Long-Term Incentive (equity) compensation in accordance with the Company’s EICP and Long-Term Incentive Plans. The Board may review and adjust your target Annual and Long-Term Incentive amounts from time to time and, if so adjusted, the adjusted amount shall be considered the new target for purposes of the Company’s total compensation plans.

c.    Equity Awards. Notwithstanding any contrary provision of the Charles River Laboratories International, Inc. Amended and Restated 2018 Incentive Plan (or any successor or predecessor equity incentive plan), or any award agreement governing an equity award granted to you, because you have met the minimum requirements of age and tenure for retirement treatment of equity, any involuntary termination of your employment by the Company without cause shall be deemed to be a retirement for purposes of any current or future equity award that designates treatment for “retirement,” provided that such retirement treatment may be made contingent upon your continued services during a transition period not to exceed six months. A termination of your employment for any other circumstances will be governed under the applicable provisions of the Long Term-Incentive Plan and any applicable award agreement. “Cause” means (i) the willful and continued failure by the Employee to perform the Employee’s duties with the Company, (ii) a substantial and not de minimis violation of the Company’s Code of Business Conduct and Ethics (and any successor policy as the same are in effect from time to time (iii) the Employees conviction of a felony or (iv) engaging in conduct that constitutes a violation of any (x) confidential agreements with the Company or (y) confidentiality policies applicable to the employee.

3.    Tax Withholding. All compensation provided to you during your employment with the Company will be subject to applicable income and payroll tax withholding and deductions as required by law.

4.    Entire Agreement; Governing Law; Jurisdiction. With respect to the subject matters addressed in this letter, this letter supersedes and replaces all prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company, and constitutes the complete agreement between you and the Company regarding your compensation and employment with the Company. Similar to all other employees of the Company, your employment is “at will” and may be terminated by you or the Company at any time. This letter will be governed by the laws of the Commonwealth of Massachusetts, without regard to principles of conflicts of law.

If you have any questions about this letter or your role as our Chief Executive Officer, please do not hesitate to contact me at your convenience.

Sincerely,

/s/ Reshema Kemps-Polanco
Reshema Kemps-Polanco
Chairman of the Compensation Committee
Of the Board of Directors

Acknowledged and agreed:

/s/ Birgit Girshick
Birgit Girshick
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